RESIGNATION AGREEMENT AND GENERAL RELEASE

This Resignation Agreement (“Agreement”) and the General Release which is attached hereto and incorporated by reference as Exhibit A (“the Release”), are made by and between Larry Betterley (“Employee”) on behalf of himself, his agents, heirs, executors, administrators, attorneys and successors, and PLATO Learning, Inc., and any related parent or subsidiary corporations, successors, predecessors, and attorneys, whether in their individual or official capacities (“Employer”) (Employer and Employee collectively “Parties”).

The Parties to this Agreement have considered their rights, options and alternatives under this Agreement and the attached Release; and have agreed to the following terms and conditions:

The Employer and Employee have mutually agreed that it is in the Parties’ best interests for the Employee to resign;

The Employee’s employment with the Employer, and, except to the extent otherwise specifically provided in Section 6 of this Agreement, the Parties’ Employment Agreement which became effective November 5, 2004 (the “Employment Agreement”), shall terminate effective upon the close of business on January 16, 2007 (“Resignation Date”).

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND ALL OF THE TERMS AND CONDITIONS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Consideration. Employer shall, after receipt of this fully executed Resignation Agreement and General Release, and after expiration of all applicable rescission periods, provide Employee with the Consideration described below:

A.	Severance. Employer will pay Employee a gross amount of $239,210.00, representing one year of the Employee’s current salary. The Employer will distribute that gross amount, subject to applicable taxes and withholding, in one lump sum after the expiration of all applicable rescission periods, and after receipt from the Employee of written confirmation that the Employee has made no effort to rescind this Agreement or the attached General Release.

B.	Bonus. Employee will be eligible to receive a prorated Annual Executive Incentive Plan Bonus, from November 1, 2006 through January 16, 2007 according to the terms of the Annual Executive Incentive Plan document.

C.	Vacation. Employer will, after the Resignation Date, and in the course of its regular payroll, pay the Employee his accrued vacation balance as of the Resignation Date, subject to taxes and withholding.

D.	Insurance Continuation. Employer will provide the Employee with information and election materials regarding continuation coverage under Employer’s group medical, dental and life insurance plans in accordance with applicable state and federal law (“COBRA”). Employee’s COBRA continuation period will begin on February 1, 2007. If Employee elects COBRA continuation coverage, Employee will pay the full cost of such COBRA continuation coverage each month, and Employer will, for twelve (12) months, pay Employee an amount equal to the difference between the amount Employee pays for such COBRA continuation coverage each month and the amount paid by a full-time active employee each month for the same level of coverage elected by Employee, on an after-tax basis. In order to receive payment pursuant to this Section, Employee must comply with any reasonable policies and procedures specified by Employer.

E.	Outplacement Assistance. The Employer will provide the Employee with outplacement assistance through a firm selected by the Employee, and to an extent that the Employer will determine, and for which the Employer will directly pay the outplacement assistance provider up to a maximum of $10,000.

The foregoing Consideration, with the exception of those benefits identified in paragraph D, shall be subject to appropriate taxes and withholding, as Consideration for Employee’s release of any and all alleged claims, which may have arisen at any time during Employee’s employment with, or in the course of Employee’s resignation from employment with the Employer.

2. Continuation of Directors’ and Officers’ Insurance Coverage. The Employer will, from the Employee’s Resignation Date through at least the fifth anniversary of that Resignation Date, maintain the Employee as an insured party on all directors’ and officers’ insurance maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals.

3. Employer’s Right to Terminate and Recover Consideration. Except as otherwise prohibited by Law with respect to the release of claims under the Age Discrimination in Employment Act, Employer’s obligation to provide the Consideration as described in Section 1 of this Agreement is expressly conditioned upon Employee’s compliance with all obligations outlined and agreed to in this Agreement and the Release, and Employee’s obligations under his Employment Agreement which survive his resignation from employment. Should Employee violate any of the terms of this Agreement and Release, Employer will be entitled to discontinue or recover the Consideration provided for by this Agreement.

4. Expense Reimbursement: The Employer agrees to provide the Employee with reimbursement for any and all of the Employee’s legitimate outstanding expenses provided these are submitted immediately following resignation.

5. Return and Release of All Property: Employee agrees to return, on or before his last day of active employment, all Employer property in Employee’s possession or control, including any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Employee has compiled, generated or received while working for the Employer, including all copies, samples, computer data or records of such material, on or before his Resignation Date. Furthermore, Employee agrees that he will, prior to his Resignation Date, deliver all passwords in use at the time of the separation, a list of any documents that Employee created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents. Employee also agrees to cooperate with the Employer and to use Employee’s best efforts to ensure that both the Employer’s interests and those of Employee are mutually protected, and to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition. Employer’s obligations under this Agreement are contingent upon Employee returning all Employer property and cooperating with the Employer as set forth above. Notwithstanding the foregoing, Employee may retain his current mobile telephone number and the laptop computer currently in his possession, along with the business software currently installed on the laptop, but excluding all company files.

6. Compliance with Prior Agreements and Confidentiality. The Employee’s Employment Agreement and employment with Employer will terminate effective as of the Resignation Date without any ongoing duties or obligations of the Parties under that Agreement, except that Employee will continue to be bound by Sections 8, 9, 10, and 11 of his Employment Agreement in accordance with their terms. Employee also agrees not to divulge or use any trade secrets, confidential information, or other proprietary information of Employer, which he/she obtained, or to which Employee had access during his employment or consulting arrangement with Employer. “Confidential Information,” shall include that information designated as such in the Employee’s Employment Agreement, and also means information that is not generally known and that is proprietary to Employer or that Employer is obligated to treat as proprietary, which shall include, but is not limited to, the terms of this Agreement and any Exhibits attached hereto. Any information that Employee reasonably considers Confidential Information, or that Employer treats as Confidential Information, will be presumed to be Confidential Information (whether Employee or others originated it and regardless of how Employer obtained it). Except as specifically authorized by an authorized officer of Employer or its affiliates, or by written policies of Employer, Employee will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of Employer, except as is necessary to perform Employee’s duties under this Agreement. Except as otherwise provided in this Resignation Agreement, the Employer shall have no obligations to the Employee, under his Employment Agreement or otherwise, after the Employee’s Resignation Date.

7. Stipulation of No Charges. Employee affirmatively represents that he/she has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum.

Employee further waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the ADEA and/or OWBPA, filed or threatened to be filed by Employee or on Employee’s behalf based on his employment, terms of employment, or termination from Employer. Employee understands that any Consideration paid to Employee pursuant to this Agreement may be deducted from any monetary award he/she may receive as a result of a successful ADEA and/or OWBPA challenge to this Agreement and Release.

8. Non-Disparagement. Employee and Employer mutually agree that they will make no disparaging or defamatory comments regarding each other in any respect or make any comments concerning any aspect of their relationship or the conduct or events which precipitated Employee’s resignation from employment or negotiation of this Agreement. Furthermore, Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer. Employee agrees that, in any and all future proceedings of whatever nature, he/she will fully cooperate with Employer, and will testify truthfully and will testify against Employer only to the extent that Employee is compelled to do so by a lawful subpoena or other judicial or administrative action.

9. Transition of Employee’s Responsibilities. Employee agrees to cooperate fully, completely and to the extent reasonably required by Employer in order to assure smooth transition of files and pending matters that are or will be assigned to other staff. This includes, but is not limited to, assisting and advising Employer from time to time with respect to matters in which Employee was involved and had knowledge as an employee of the Employer.

10. Damages for Violation of Non-Disparagement. The Non-Disparagement provision in Section No. 8 of this Agreement has substantially induced the parties to enter into this Agreement. Any violation by either party to this Agreement of the non-disparagement provision of this Agreement shall entitle the other party to bring a legal action for appropriate equitable relief as well as damages. In addition to any other rights or remedies available at law, in equity, or by statute, the parties consent to the specific enforcement of the non-disparagement provision of this Agreement through an injunction or restraining order issued by an appropriate court, without the requirement of posting a bond.

11. Release. In exchange for the Consideration paid by and other undertakings of Employer stated in this Agreement, the Employee will voluntarily sign the attached General Release after his Resignation Date. The Employee understands that he is not entitled to the Consideration unless he signs, and does not rescind, the attached Release.

12. Non-Admissions. Employer expressly denies any and all liability or wrongdoing and agrees that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

12. Invalidity. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

13. Voluntary and Knowing Action. Employee acknowledges that he/she has had more than twenty-one (21) days to review this Agreement and Release with his attorney, that he/she has read and understands the terms of this Agreement and attached Release, and that he/she has voluntarily and knowingly entered into this Agreement to resolve any and all charges, claims, demands or causes of action which he/she now has or may have with respect to Employer.

14. Governing Law. This Agreement will be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota.

15. Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the parties to this Agreement agree to bear their own costs and attorneys’ fees, if any. Employee acknowledges that Employer, by this Agreement, has advised him/her to consult with an attorney of his choice prior to executing this Agreement and the Release. Employee acknowledges that he/she has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and Release, and that he/she understands he/she will be fully bound by this Agreement and Release.

16. Successors and Assigns. This Agreement is binding on and inures to the benefit of Employer’s successors and assigns.

17. Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Employee.

18. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand-delivered or sent by registered or certified first-class mail, postage prepaid, or commercial overnight delivery service and shall be effective upon delivery if hand-delivered, three (3) days after mailing if mailed or one (1) day after delivery to a commercial overnight delivery service, to Employer at PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota, Attn: Vice President, Human Resources and to Employee at 5060 Lexington Avenue North, Shoreview, MN 55126. These addresses may be changed at any time by like notice.

19. Waivers. No failure or delay by either Employer or Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement.

EMPLOYEE:
Dated: , 2007		Larry Betterley

EMPLOYER:

Dated: , 2007	By:

	Its:	Vice President, Human Resources

EXHIBIT A

GENERAL RELEASE

I.	Definitions. I intend all words used in this General Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “me,” and “my” include both me, Larry Betterley, and anyone who has or obtains any legal rights or claims through me.

B.	“Company” or “Employer” as used in this Release and related Resignation Agreement, shall at all times mean PLATO Learning, Inc., and any related parent or subsidiary corporations, successors, predecessors and assigns, present or former officers, directors, shareholders, agents, assigns, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

C.	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (resignation of employment) from the Company, including, but not limited to any claims for expense reimbursement, relocation reimbursement or expenses, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; violation of the federal Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 203(s), the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181 et seq., or other state human rights or fair employment practices act, or any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

II.	Agreement to Release My Claims. Except as stated in Paragraph
IV, I agree to give up all My Claims, waive any rights
thereunder, and withdraw any and all of my charges and lawsuits against Company. In exchange for my agreement to release My
Claims, I am receiving satisfactory Consideration
(compensation) from Company to which I am not otherwise
entitled by law, contract, or under any Company policy. The
Consideration I am receiving is a full and fair payment for the release of all My Claims. Company does not owe me anything in addition to what I will be receiving.

III.	Older Workers Benefit Protection Act. I understand and have
been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act
(“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act
(“ADEA”) unless the waiver is knowing and voluntary. I have
been advised of this law, and I agree that I am signing this
Release voluntarily, and with full knowledge of its
consequences. I understand that the Company is giving me at
least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I
acknowledge that I have been advised to use this time to
consult with an attorney about the effect of this Release. If
I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

IV.	Exclusions from Release. My Claims do not include my rights, if any, to claim the following: Re-employment Insurance
benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my COBRA rights;
my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this
Release becomes effective.

A.	Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, me, or any other party.

B.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

C.	Nothing in this Release shall interfere with my right to apply for unemployment benefits.

D.	I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Company’s right to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

V.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I further understand that insofar as this Release relates to my rights under the Minnesota Human Rights Act (“MHRA”), it shall not become effective or enforceable until fifteen (15) days after I sign it. I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the MHRA. Any such rescission must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the seven (7) or fifteen (15) day period;

B.	properly addressed to:

Ms. Jill Lyttle

Vice President, Human Resources

PLATO Learning, Inc.

10801 Nesbitt Avenue South

Bloomington, MN 55437

C.	sent by certified mail, return receipt requested.

I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the Resignation Agreement. I further understand that if I attempt to revoke my release of any claim, I must immediately return to the Company any Consideration I have received under my Resignation Agreement.

VI.	I Understand the Terms of this Release. I have had the
opportunity to read this Release carefully and understand all its terms. I have reviewed this Release with my own
attorney. In agreeing to sign this Release, I have not
relied on any statements or explanations made by Company or
their attorneys. I understand and agree that this Release
and the attached Resignation Agreement contain all the
agreements between Company and me. We have no other written
or oral agreements.

Dated:	, 2007

2366841 v04 01/08/2007

Larry Betterley